Exhibit 99.1

Telos Corporation Welcomes Fred Schaufeld to its Board of Directors

 D.C businessman brings years of entrepreneurial and investment expertise

Ashburn, VA – November 12, 2020 – Telos® Corporation, a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, today announced that it has added noted entrepreneur and investment guru Fred Schaufeld to its Board of Directors.

A fixture in the D.C. community, Schaufeld acts as co-founder and managing director of SWaN & Legend Venture Partners (SWaN) and serves as partner in Monumental Sports and Entertainment, which owns the Washington Capitals, Wizards and Mystics sports franchises, as well as the Capital One Arena. He is a partner in the Washington Nationals, Team Liquid, the Professional Fighters League and the Hill Top House Hotel in Harpers Ferry, W.Va.

“Fred brings a wealth of wisdom garnered over decades of successful entrepreneurship and capital investing experience,” said John B. Wood, CEO and chairman, Telos. “His insights will be invaluable as we usher in a new era of growth and expansion for the company.”

Prior to SWaN, Schaufeld founded and led NEW Corp., which was acquired by Asurion in 2008 and is now the world’s largest consumer product protection company, employing over 20,000 people worldwide. In addition to his new role with Telos, Schaufeld sits on the boards of an extensive and diverse portfolio including such organizations as the Wolf Trap Foundation, Custom Ink, KIND Healthy Snacks and Georgiamune. He also serves as chairman of the Inova Health System Foundation.

“I’m excited to join the ranks of such a distinguished company – one that has proven its dedication to securing both commercial enterprises and mission-critical government agencies,” said Schaufeld. “The future is brighter than ever for Telos, and I look forward to playing a role in contributing to the success of the company.”

Schaufeld will fill the seat vacated by Lt. Gen. Bruce Harris (USA, Ret.), who was appointed to the Telos board in 2006.

“General Harris’ strategic counsel has been indispensable to Telos over the years,” Wood said, “and we’d like to thank him for his nearly 15 years of dedicated service on our board.”

About Telos Corporation
Telos Corporation empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions to ensure that personnel can work and collaborate securely and productively. The company serves military, intelligence and civilian agencies of the federal government, allied nations and commercial organizations around the world.

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Contact:
Mia Damiano
Merritt Group on behalf of Telos Corporation
Email: damiano@merrittgrp.com
Phone: (610) 564-6773